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                                                                  EXHIBIT 6.9.2

                         CONTRACT FOR SALE AND PURCHASE

         THIS CONTRACT FOR SALE AND PURCHASE ("this Contract"), made and entered into by and among the following parties:

Seller:      STONE STREET INVESTMENTS, INC., a Florida corporation ("Seller")
Address:     298 Lake Markham Road, Sanford, Florida  32771
Telephone:   (407) 772-8733

Buyer: MIRACOM CORPORATION, a Nevada corporation authorized to do business in Florida ("Buyer")

Address:    1180 Spring Centre South Boulevard, Suite 310,
            Altamonte Springs, Florida 32714
Telephone:  (407) 772-8733;  Facsimile: (407) 772-8738

                              W I T N E S S E T H:

         1. AGREEMENT OF PURCHASE AND SALE. In consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are acknowledged by Seller and Buyer, Seller agrees to sell and Buyer agrees to buy the property described on attached Exhibit "A" (the "Property") upon and subject to the terms of this Contract.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be Thirty Thousand and 00/100 Dollars ($30,000.00).

         3. TITLE. On or before ten (10) days from Date of Contract, Buyer shall obtain a title insurance commitment as to the Property ("the Commitment") issued by a Florida licensed title insurer ("the Title Company"), agreeing to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the Purchase Price insuring Buyer's title to the Property, subject only to liens, encumbrances, exceptions or qualifications set forth in this Contract and those which shall be discharged by Seller at or before closing. Seller shall convey marketable and insurable title subject only to taxes for the year of closing, and such other matters which do not adversely affect either Buyer's use of the Property or Buyer's ability to finance, operate, sell or lease the Property, as determined by Buyer in Buyer's sole discretion, (collectively, "the Permitted Encumbrances"). Marketable title shall be determined according to applicable Title Standards adopted by authority of the Florida Bar and in accordance with law. The Commitment shall include copies of all documents referenced therein and shall agree to insure any easements benefiting the Property. The Commitment shall provide that all "standard exceptions" (including standard exceptions for taxes and assessments not shown in the public records, claims of unrecorded easements, parties other than owner in possession, mechanic's liens and matters disclosed on accurate survey, but excluding current real estate taxes) shall be deleted from the title insurance policy when issued. Seller shall deliver to Title Company at closing any affidavits or other documents reasonably required by Title Company to delete said standard exceptions. Buyer shall have ten (10) days from the date of receiving the Commitment in which to examine the Commitment. If title is found to be defective, Buyer shall, within said thirty day period, notify Seller in writing specifying the defect(s). If any defect is a lien or encumbrance of a



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definite or ascertainable amount, then, if not sooner paid, the amount secured shall be deducted from the Seller's proceeds and paid at closing. Seller will have ten (10) days from receipt of Buyer's said notice in which to remove the defects, failing which Buyer shall thereafter deliver written notice to Seller either: (a) extending the time for a reasonable period not to exceed sixty (60) days within which Seller shall use diligent effort to remove the defects; or (b) terminating the Contract, thereby releasing Buyer and Seller from all further obligations under this Contract. Seller shall, if title is found unmarketable, use diligent effort to correct defect(s) in the title within the time provided therefor. If, despite Seller's diligent effort, Seller is unable to remove the defects within the times allowed therefor, Buyer shall notify Seller in writing of Buyer's election either to waive the defects or to terminate this Contract. If Buyer elects to terminate this Contract, then the parties shall thereafter be relieved of all further obligations under this Contract.

         4. SURVEY. Buyer, at Buyer's expense, may have the Property surveyed prior to closing by a registered land surveyor selected by Buyer. The survey shall be certified to Buyer, Seller and Title Company. If the survey reflects any easements, encroachments, rights-of-way, roads, lack of access, deficiencies, gaps, or violations of any restrictions, Contract covenants or applicable governmental regulations, or any other adverse matters not constituting a Permitted Encumbrance, the same shall constitute title defects, and Buyer shall notify Seller of Buyer's objections to the survey on or before the later of: (a) ten (10) days after receipt of the final survey, or (b) the deadline for objecting to the Commitment. Objections to the survey shall be treated as objections to title in accordance with the procedures set forth in Paragraph 5.

         5. EXPENSES. Seller shall pay for (a) the documentary stamp tax and surtax, if any, on the deed; (b) preparation and recording of any instruments required to correct objections to title; (c) the cost of issuing the Commitment and the premium and other costs incurred in the issuance of the owner's title insurance policy; (d) except as provided in Paragraph 25, attorneys fees incurred by Seller; and (e) any other expense agreed herein to be paid by Seller. Buyer shall pay for (v) recording the deed and any and all other documentation relating to the financing of the acquisition of the Property; (w) the cost of the survey; (x) the costs of the inspections of the Property incurred by Buyer; (y), except as provided in Paragraph 25, attorneys fees incurred by Buyer; and (z) any other expense agreed herein to be paid by Buyer.

         6. PRORATIONS. Any and all expenses and revenues of the Property shall be prorated through the day before the closing. Cash at closing shall be increased or decreased as may be required by prorations. All ad valorem real estate taxes and personal property taxes, if applicable, affecting the Property, for the year of closing shall be prorated at closing based upon maximum discount for early payment. If the closing occurs before the millage rate is fixed for the year, the proration of taxes shall be based upon the millage rate for the preceding year applied to the latest assessed valuation. Prorations shall be recalculated and adjusted by way of cash payment at the request of either party when the actual taxes for the year of closing are known. Certified, confirmed and ratified special assessment liens as of closing are to be paid by Seller. Pending liens as of closing shall be assumed by Buyer; provided, however, where improvements have been substantially completed as of Date of Contract, such pending liens shall be treated as certified and Seller shall be charged at closing an amount equal to the last estimate by the public body of the assessment for the improvement.

         7. BUYER'S INSPECTION. The obligation of Buyer to purchase the Property pursuant to this Contract is contingent upon Buyer's determination, made within twenty (20) days from the Date of Contract (the "Inspection Period"), that the Property is suitable to Buyer, in the exercise of Buyer's sole discretion, for Buyer's use taking into consideration any factor deemed relevant by Buyer, including without limitation the results of any investigations, inspections and analyses of the Property and the Intended Use thereof which Buyer may make. Buyer's investigations, inspections and analyses of the Property and its use thereof pursuant to this Paragraph 9 shall be for Buyer's purposes only and shall not waive or limit any representation, warranty, covenant or responsibility of Seller set forth in this Contract or imposed by law. In the event that Buyer, for any reason whatsoever, notifies Seller in writing at any time during the Inspection Period that the Property is not suitable to Buyer, this Contract shall automatically terminate, and the parties shall be relieved of all further obligation and liability under this Contract.



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         8. ACCESS. Buyer and its agents, architects, engineers, surveyors and appraisers may enter the Property prior to closing for purpose of conducting such investigations, inspections, surveys, tests, borings, samplings, appraisals, etc., as Buyer deems necessary with reference to the physical condition of the Property, its suitability for the use, and its value. When the investigations have been completed the Property will be restored to substantially the same condition as before investigation. Buyer agrees to hold harmless and indemnify Seller from and against all loss or liability, arising out of personal injury, death or property damage due to entry upon the Property by Buyer or its agents, architects, engineers, surveyors or appraisers.

         9. MAINTENANCE. Between the Date of Contract and closing, Seller shall maintain the Property in the condition existing as of the Date of Contract.

         10. PROPERTY INFORMATION. Within five (5) days from the Date of Contract, Seller shall deliver to Buyer, without charge, copies of all appraisals, surveys, plans, specifications, drawings, studies, tests, reports, permits, approvals, title information and other relevant information pertaining to the Property which are in existence and available to Seller (the "Existing Property Information"). Upon closing, the Existing Property Information shall become the sole property of Buyer. If this transaction does not close, the Existing Property Information shall be returned promptly by Buyer to Seller.

         11. RISK OF LOSS. Seller shall bear the risk of loss until closing. If the Property or any portion or component thereof is damaged by fire or other casualty before closing, Seller, at Seller's expense, shall cause all damage to be repaired by a licensed contractor prior to closing.

         12. BROKERAGE. Seller and Buyer each represents and warrants to the other that no broker or finder has been engaged by it in connection with this transaction. In the event a claim for broker's or finder's fee or commission is asserted in connection with the negotiation, execution or consummation of this Contract in violation of this representation and warranty, the party at fault shall indemnify, save harmless and defend the other party from and against such claim (including reasonable attorneys' fees and court costs at trial and upon appeal). Seller shall pay to the Brokers all compensation due the Brokers in connection with this purchase and sale transaction in accordance with a separate brokerage agreement between Seller and the Brokers, and Seller shall indemnify, save harmless and defend Buyer from any claims by, or liabilities to, the Brokers in connection with this transaction.

         13. CLOSING AND DELIVERY OF POSSESSION. Subject to any contrary provision of this Contract, including without limitation the extension provisions of Subparagraph 3, the closing of this purchase and sale transaction shall occur, and possession of the Property shall be delivered to Buyer, on or before May 6, 1999, unless extended by mutual agreement of the parties hereto. Closing shall take place at the offices of the closing agent designated by Buyer.

         14. DOCUMENTS AT CLOSING. The following documents shall be executed and delivered at closing:

             (a) WARRANTY DEED. Seller shall deliver a general warranty deed for the Property (subject only to Permitted Encumbrances) duly executed and acknowledged by Seller.

             (b) COMMITMENT ENDORSEMENT. Buyer must be able to obtain at closing, as a condition to Buyer's obligation to close, an endorsement to the Commitment which insures against the existence of defects in title which are recorded between the effective date of the Commitment and the recording of the Warranty Deed.



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             (c) AFFIDAVITS. Seller shall deliver the Affidavit required by
Paragraph 17 and an affidavit on behalf of Seller attesting to the absence of any claim or suit (threatened or pending), judgment outstanding against Seller, pending or anticipated bankruptcy or reorganization, pending or anticipated assessments, financing statement, claim of lien or potential lienors known to Seller, and further attesting as to whether there have been any improvements to the Property during the ninety (90) day period preceding closing. If any labor or materials have been provided within said period (except for labor or materials provided at the request of Buyer for tests, studies and investigations of the Property), Seller shall deliver such affidavits, releases and waivers of lien rights from such persons as shall be required by Title Company so as to insure against potential liens or claims.

             (d) ORGANIZATIONAL DOCUMENTATION. Seller shall deliver organizational documents, evidence of good standing, and certificates, resolutions, actions and consents required to establish the authority of Seller and the agent(s) or officer(s) executing the documents on behalf of Seller to complete this transaction.

             (e) OTHER DOCUMENTS. Seller shall deliver all other documents required by this Contract or reasonably requested by Buyer or Title Company.

         15. NON-FOREIGN STATUS. Seller acknowledges that Section 1445 of the Internal Revenue Code of 1954, as amended, requires that a purchaser of real property from a "foreign person" withhold at closing and pay to the Internal Revenue Service a portion of the amount realized by the Seller. Therefore, Seller agrees to provide at closing an Affidavit of Seller, or Seller's principal partner, trustee or officer if Seller is not an individual, in form required by Buyer, setting forth sufficient facts to establish whether or not Seller is a "foreign person" within the meaning of said Section 1445, including without limitation Seller's taxpayer identification number and principal residence or business address. Seller agrees to make available to Buyer at closing collected funds sufficient to permit compliance by Buyer with the requirements of Section 1445 if Seller is a "foreign person". Seller represents and warrants that Seller is not a "foreign person" within the meaning of said
Section 1445.

         16. GOVERNING LAW AND VENUE. The laws of the State of Florida (excluding its conflicts of laws provisions) shall govern the validity, enforcement and interpretation of this Contract. Venue for any legal action in connection herewith shall lie only in Orange County or the county wherein the Property is located.

         17. ENTIRETY AND AMENDMENTS. This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Contract may be amended only by written instrument executed by the party against whom enforcement of the Amendment is sought.

         18. PARTIES BOUND. This Contract is binding upon and shall inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and assigns.

         19. ASSIGNMENT. This Contract may be assigned by Buyer.

         20. DEFAULT.

             (a) BY BUYER. If for any reason not expressly authorized by this Contract Buyer fails to perform timely this Contract, and such failure continues fifteen (15) days after written notice thereof from Seller, Seller may declare Buyer in default. In the event of such default by Buyer, Seller may terminate the Contract, whereupon all parties shall be relieved of all obligations under this Contract. Termination of Buyer's rights under this Contract shall be Seller's sole and exclusive remedy and recourse in the event of default by Buyer. Seller hereby irrevocably waives all other rights and remedies including without limitation suits for damages and/or specific performance.



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             (b) BY SELLER. If for any reason not expressly authorized by this
Contract Seller fails to perform timely this Contract, and such failure continues fifteen (15) days after written notice thereof from Buyer, Buyer may declare Seller in default. In the event of such default by Seller, Buyer shall have and may pursue all rights, remedies and recourses available at law or in equity to an aggrieved party for breach of contract, or Buyer may terminate this Contract.

         21. NOTICES. Whenever this Contract requires or permits any notice or request by one party to the other, or to Escrow Agent, the notice shall be written and deemed given if sent to the party to be notified at the address set forth on the first page hereof by (a) personal delivery, (b) overnight commercial courier, (c) certified United States Mail, return receipt requested, or (d) telephonic facsimile. Notice shall be deemed to have been given on the date it is given personally, picked up by the overnight commercial courier, deposited in the mails as provided above, or upon receipt of telephonic facsimile, whichever is first. In lieu of notice to any party, notice may be given to the attorney for such party.

         22. LITIGATION. In connection with any litigation arising out of this transaction, the prevailing party shall be entitled to recover from the party not prevailing the prevailing party's reasonable costs and attorney, paralegal and expert fees incurred in all proceedings and at all levels.

         23. CONDEMNATION. If any condemnation or similar action is instituted or threatened prior to closing, Buyer may, at its option, either (a) terminate this Contract, obtain a refund of the Deposit and be released of all further liability hereunder, or (b) proceed to close and receive all condemnation proceeds. Immediately upon learning of such pending or threatened action, Seller shall notify Buyer and Buyer shall be permitted to participate in all negotiations and proceedings with respect thereto. Seller represents and warrants that Seller knows of no pending or threatened condemnation affecting all or any portion of the Property as of the Date of Contract.

         24. MORATORIUM. In the event that any judicial decree is entered, governmental order issued or moratorium imposed prior to closing which would impair the ability of Buyer to improve or operate the Property fully for the Intended Use, Buyer may at its option elect either to (a) extend the closing deadline until such time as the decree, order or moratorium is canceled or lifted, or (b) terminate the Contract, receive a refund of the Deposit and be released of all liability whatsoever hereunder. Seller represents that Seller knows of no such decree, order or moratorium affecting the Property as of the Date of Contract.

         25. SELLER ASSURANCES. Seller represents and warrants to Buyer as of Date of Contract and as of closing that: (a), if Seller is an entity other than a natural person, then Seller is duly organized, validly existing and in good standing under the laws of its state of formation; (b) there is no judgment, claim, litigation or proceeding pending or threatened against Seller or the Property; (c) there exists no violation nor has Seller received notice of any violation of any law, ordinance, rule, regulation or code applicable to the Property or Seller's use thereof, or of any order or requirement of any governmental agency having jurisdiction over the Property or Seller's use thereof, and that the Property and Seller's use thereof fully complies with all of the foregoing; (d) there are no contracts, obligations or commitments which have not been disclosed in writing to Buyer which will bind the Property or Buyer after closing; (e) there are no attachments, executions or assignments for the benefit of creditors, receiverships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property, (f) there are no contracts outstanding for the sale, exchange or transfer of the Property; (g) Seller alone holds fee simple title to the Property free and clear of all defects and encumbrances other than Permitted Encumbrances; (h) no persons other than Seller



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are in possession of the Property and no leases or other tenancies are in force with respect to the Property; (i) there exists dedicated access to the Property;
(j) there are no facts known to Seller materially affecting the value of the Property which are not readily observable by Buyer or which have not been disclosed to Buyer; (l) this Contract constitutes a legal, valid and binding obligation of Seller and the person(s) signing this Contract on behalf of Seller have full authority to do so; and (m) none of the execution, delivery or performance of this Contract will result in a breach of, or conflict with, the terms of any agreement to which Seller is a party, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Seller. Seller shall indemnify, hold harmless and defend Buyer from and against all losses, claims and liabilities resulting from the inaccuracy or breach of any of the representations or warranties of Seller set forth in this Contract.

         26. BUYER ASSURANCES. Buyer represents and warrants to Seller as of Date of Contract and as of closing that: (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified and in good standing under the laws of the State of Florida; (b) this Contract constitutes a legal, valid and binding obligation of Buyer and the person(s) signing this Contract on behalf of Buyer have full authority to do so; and (c) none of the execution, delivery or performance of this Contract will result in a breach of, or conflict with, the terms of any agreement to which Buyer is a party, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer. Buyer shall indemnify, hold harmless and defend Seller from and against all losses, claims and liabilities resulting from the inaccuracy or breach of any of the representations or warranties of Buyer set forth in this Contract.

         27. SURVIVAL. Except as otherwise provided in this Contract, all covenants, representations and warranties of the parties made in this Contract, as well as any other provisions hereof which relate to matters extending beyond the closing of this transaction, shall survive closing and delivery of the deed.

         28. CONTAMINATION. Seller has not utilized the Property, nor any part thereof, to treat, deposit, store, dispose of, or place any hazardous substances, as defined by 41 U.S.C.A. Section 9601(14) and other state and federal environmental and safety laws; nor has Seller authorized any other person or entity to treat, deposit, store, dispose of, or place any such hazardous substance, as defined above, on the Property or any part thereof; and to the actual knowledge of Seller, no other person or entity has treated, deposited, stored, disposed of or placed any such hazardous substance on the Property or any part thereof. If a release or threatened release of a hazardous substance has occurred or hereafter occurs on the Property prior to closing, without fault of Buyer, which subjects Buyer to liability, loss or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9607, under the Florida Resource Recovery and Management Act, Florida Statute Section 403.727 (1983), or under any other statutory or common law, Seller agrees to indemnify, hold harmless and defend Buyer from and against any such liability, loss and claims. Any conflicting terms of this Contract to the contrary notwithstanding, in the event any environmental report obtained by Buyer prior to closing discloses contamination of any portion of the Property, Buyer shall have the option to terminate this Contract by written notice delivered to Seller before closing and to receive the Deposit, whereupon all further liabilities and obligations of the parties under this Contract shall terminate.

         29. RADON GAS DISCLOSURE. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. Note: This paragraph is provided for informational purposes pursuant to Section 404.056(8), Florida Statutes,
(1988).



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         30. SELLER COVENANT. Seller covenants that, during the term of this
Agreement, Seller shall not enter into, permit or suffer any new defect, mortgage or other lien or encumbrance to be placed against the Property, or against any interest therein, and Seller shall not transfer or grant to anyone other than Buyer any right, title or interest in or to any of the Property.

         31. ACKNOWLEDGMENT BY SELLER: Seller hereby acknowledges that the law firm of Greenberg Traurig, P.A. represents Buyer in this transaction.

         32. COUNTERPARTS. This Contract may be executed in any number of counterparts, any one and all of which shall constitute the Contract of the parties and each of which shall be deemed an original.

         IN WITNESS WHEREOF, Seller and Buyer have executed this Contract on the dates below.

WITNESSES:                            SELLER:

                                      STONESTREET INVESTMENTS, INC.,
                                      a Florida corporation

/s/  DAVID McCOMAS                    By:/s/  MICHAEL R. FOUTS
-------------------------------          ----------------------------
Print Name: David McComas             Name: Michael R. Fouts
                                      Title: President
                                      Dated as of and effective April 2, 1999
Print Name:                           Taxpayer Identification Number:

                                      BUYER:

                                      MIRACOM CORPORATION, a Nevada corporation

/s/  MICHAEL R. FOUTS                 By:/s/  DAVID McCOMAS
-------------------------------          ----------------------------
Print Name: Michael R. Fouts          Name: David McComas
                                      Title: President
                                      Dated as of and effective April 2, 1999
Print Name:                           Taxpayer Identification Number:



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                                   EXHIBIT "A"

                                 "THE PROPERTY"

Lot 4, Block 4, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.










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